Exhibit 10.10

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of the Effective Date (as defined below) by and between Vuzix Corporation, a Delaware corporation having its place of business at 25 Hendrix Road, Suite A, West Henrietta, New York 14586 (“Vuzix”), Atomistic SAS, a simplified stock company formed under the laws of France with a place of business at 3 Boulevard de Belfort, 59000 Lille, France (“Atomistic”) and each of Jonathan Sachs (“JS”) and Jerry Woodall (“JW”) only with regard to Sections 1, 6.1, 6.2, 6.5(a), 10, 11 and 13. Vuzix and Atomistic are referred to herein collectively as “Companies.” The Companies, JS and JW are referred to herein collectively as “Parties.”

RECITALS

WHEREAS, Vuzix desires to enter into an arrangement whereby it would license certain technology from Atomistic and Atomistic UK for developmental and commercial products, and Atomistic directly and on behalf of Atomistic UK desires to grant to Vuzix an exclusive worldwide right and license to such technology; and

WHEREAS, Vuzix desires to work with Atomistic and fund progress toward the development of a custom design of a backplane and Atomistic directly and through Atomistic UK desires to progress development toward a backplane.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, Vuzix, Atomistic (for itself and for Atomistic UK) and, as limited for JS and JW to Sections 1, 6.1, 6.2, 6.5(a), 10, 11 and 13 as listed in the preamble and on the signature page, hereby agree as follows:

1.Definitions. In addition to any terms defined elsewhere in this Agreement, the following terms will have the meanings set forth below:

1.1“Abandoned Patent” will have the meaning set forth in Section 7.2.

1.2“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.

1.3“Anti-Corruption Laws” means, both collectively and separately, any anti-corruption, anti-bribery or similar governmental ethics and transparency laws that have particular jurisdiction, including, without limitation, the US Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the UK Bribery Act 2010.

1.4“Applicable Laws” means all laws, ordinances, rules, and regulations applicable to this Agreement or the activities contemplated hereunder.

1.5“Assigning Party” will have the meaning set forth in Section 13.9.

1.6“Atomistic Indemnified Parties” will have the meaning set forth in Section 9.2(a).

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1.7“Atomistic UK” means Atomistic Ltd. (Company Number 13607578), a private limited company formed under the laws of England and Wales and a wholly-owned subsidiary and Affiliate of Atomistic.

1.8[**]

1.9“Confidential Information” means any information communicated by one party hereto to the other, which, if in written or other tangible form, is marked as proprietary or confidential by the disclosing party or, if orally disclosed, is declared confidential by the disclosing party at the time of disclosure, in each case as further clarified in Section 11.

1.10“Conflict Minerals” means cassiterite, columbite-tantalite, gold, and wolframite; their derivatives including tantalum, tin, and tungsten; and, any other mineral, derivative, or ore that the Organization for Economic Co-operation and Development (OECD), United States Securities and Exchange Commission (SEC), United States government, or United States Secretary of State considers to be directly or indirectly financing conflict in the Covered Countries.

1.11 “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

1.12“Covered Countries” means the Democratic Republic of Congo (DRC) and any adjoining country that shares an internationally recognized border with the DRC.

1.13“Disability” [**] entitled to receive benefits for “total disability,” “long term disability” or similarly categorized disability under the terms of any law or under any policy of disability income insurance which may be maintained [**].

1.14“Effective Date” means December 16th, 2022, the date this Agreement was executed and became binding upon the Parties.

1.15“Field” means (a) uLED or uLaser based on [**].

1.16“Granted License” will have the meaning set forth in Section 2.1.

1.17“Improvements” means any new data, process, manufacture, improvement, discovery, claim, formula, trade secret, technology or know-how based on the Licensed Technology.

1.18“Indemnified Party” will have the meaning set forth in Section 9.3(a).

1.19“Indemnifying Party” will have the meaning set forth in Section 9.3(a).

1.20“Intellectual Property Rights” means any and all common law and statutory rights in, arising out of, or associated with the following, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent

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or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

1.21“Jointly Own” means that each owner thereof is free to exploit such rights or property and authorize others to do so, with no obligation to account to the other party or owner, for profits or otherwise, subject, in the case of Atomistic and Atomistic UK, to any Granted License hereunder.

1.22“Licensed Patents” means all U.S. and international patents (including, without limitation, Provisional Patents, originals, divisions, continuations, continuations in part or reissues) and U.S. and international patent applications in the Field [**] that, at any time during the Term of this Agreement, are owned by Atomistic, Atomistic UK or to which either has the right to grant licenses anywhere in the world.

1.23“Licensed Technology” means all Technology in the Field [**] and all Intellectual Property Rights therein that, at any time during the Term of this Agreement, are owned by Atomistic, Atomistic UK or to which either has the right to grant licenses anywhere in the world. Licensed Technology includes, without limitation, any rights of Atomistic and/or Atomistic UK in any Jointly Owned Improvements. Licensed Technology does not include Licensed Patents.

1.24“Licensed Products” means any product or service that is composed of or that includes Licensed Technology or Licensed Patents.

1.25[**]

1.26“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, or other entity or group.

1.27“Provisional Patents” means all U.S. and international provisional patent applications that, at any time during the Term of this Agreement, are owned by Atomistic, Atomistic UK or to which either has the right to grant licenses anywhere in the world.

1.28“Restated Certificate” means the amended by-laws filed by Atomistic with the Registry of Trade and Companies of Lille Métropole on or prior to the Effective Date.

1.29“Royalties” means all consideration received or booked as revenue by Atomistic or any Subsidiary, including without limitation, royalty payments, milestone payments, upfront payments, development payments, earn-outs, consulting payments, related to or associated with:

(a)the sale, transfer, license or other grant of rights to or of the Licensed Technology and Licensed Patents (“License Royalties”); and

(b)the sale, transfer, lease or disposition of any products or services composed of or including Licensed Technology and/or which would infringe the Licensed Technology or Licensed Patents (“Product Royalties”).

1.30“Shareholders’ Agreement” means that certain shareholders’ agreement that was executed and became binding upon the Parties as of the Effective Date.

1.31“Stock Purchase Agreement” means that certain stock purchase agreement that was executed and became binding upon the Parties as of the Effective Date.

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1.32“Subsidiary” means any Person that is ultimately controlled by Atomistic.

1.33“Technology” means any and all of the following in the Field: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations, data sets, data derived, arrangement, organization, manner of aggregation, criteria, labels, objects, images, sounds, collections, inventions (whether or not patentable), invention disclosures, discoveries, Improvements, technology, content, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, insights, input, output, outcomes, results, predictions, translations, analysis, visualizations, techniques, methods, processes, formulae, patterns, features, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing.

1.34“Third Party Claim” will have the meaning set forth in Section 9.1(a).

1.35“Transaction Agreements” means this Agreement, the Shareholders’ Agreement, the Stock Purchase Agreement, the Restated Certificate and any other agreements, instruments or documents entered into in connection with this Agreement.

1.36“uLED” is an inorganic micro light emitting diode.

1.37“uLaser” is an inorganic micro light emitting laser diode.

1.38“U.S.” means the United States of America.

1.39“Vuzix Indemnified Parties” will have the meaning set forth in Section 9.1(a).

2.License Grant.

2.1Grant. Subject to the terms and conditions of this Agreement, Atomistic for itself and Atomistic UK hereby grants to Vuzix, and Vuzix hereby accepts, an exclusive, sub-licensable (the duration of which shall be limited according to Section 5.5(c)), transferable (to the extent permitted in Section 13.9) worldwide, fully-paid up and royalty-free, perpetual (except if this license terminates as provided in Section 5.4 or as contemplated in Section 5.6) license under the Licensed Technology and Licensed Patents to develop, have developed, create derivative works, have created derivative works, make, have made, process, use, market, distribute, sell, offer for sale, promote and import Licensed Products during the Term of this Agreement (the “Granted License”). Atomistic and its Affiliates will retain the right to use the Licensed Technology and the Licensed Patents solely to perform continued development in the Field including any and all obligations Atomistic and/or Atomistic UK may have in any related project with Vuzix.

2.2Reservation of Rights; No Implied Licenses. All rights not granted herein by Atomistic are reserved.

3.Payments.

3.1Installment Payments. In consideration of the Granted License, efforts by the Company and any Subsidiary toward reaching Milestone 4 (as this term is defined in the Stock Purchase

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Agreement) and Milestone 5 (as this term is defined in the Stock Purchase Agreement) and other rights of Vuzix in this Agreement, as long as this Agreement has not been previously terminated, Atomistic is not then in default of any of its obligations under this Agreement and no party (other than Vuzix) is in default of its obligations under the Stock Purchase Agreement, Vuzix has paid or will pay Atomistic the following amounts within the following time periods, or at such other times as agreed in writing by Vuzix and Atomistic:

(a)$18,500,000, which amount was paid prior to the Effective Date;

(b)$2,000,000 within ten (10) business days of January 1, 2023;

(c)$6,000,000 within ten (10) business days of April 1, 2023;

(d)$1,500,000 within ten (10) business days of July 1, 2023;

(e)$1,000,000 within ten (10) business days of October 1, 2023; and

(f)$1,000,000 within ten (10) business days of December 31, 2023.

3.2Granted License Renewal.  Beginning on January 1, 2024 for a period of six (6) months ending on June 30, 2024, a grace period shall be granted to Vuzix during which time the Granted License paid for in Section 3.1 above will remain in full force and effect, to provide it sufficient time to consider if it wishes to renew (but for the avoidance of any doubt Vuzix has no such obligation) the Granted License for a period of twelve (12) months beginning on July 1, 2024 in such amount and in such manner as agreed in writing between Vuzix and Atomistic whereupon Vuzix will be obligated to make all payments as per such written agreement (the “Initial Renewal”). If the Granted License has not been terminated, then on or before each one (1) year anniversary following the Initial Renewal (with no grace period) the Granted License may be renewed for a period of twelve (12) months in such amount and in such manner as agreed in writing between Vuzix and Atomistic whereupon Vuzix will be obligated to make all payments as per such written agreement (a “Subsequent Renewal”) (where the Initial Renewal and any Subsequent Renewal are a “Granted License Renewal”).

3.3Currencies. Unless a different currency is specified, all payments under this Agreement will be made in United States dollars (“$”).

3.4Withholding Taxes. Vuzix may withhold appropriate tax from any payment to be made to Atomistic under this Agreement provided that such withholding is required by Applicable Laws and Vuzix submits the amounts withheld to the applicable tax authorities. In such event Vuzix will furnish Atomistic with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. In such event Vuzix will appropriately adjust the payments set forth in Section 3 so that the amount of such payments minus the amount of the taxes withheld by Vuzix is equal to the amounts set forth in Section 3.

3.5Acceleration. For so long as Vuzix is required to make payments due according to Section 3, Vuzix may accelerate and pre-pay its payment obligations under this Agreement at any time in its sole discretion.

4.Ownership and Use.

4.1Subject to Section 4.3(b), Atomistic will own all right, title and interest in and to any and all Intellectual Property Rights which existed prior to the date of this Agreement or which it

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develops after the date hereof, including in the Field, which in the case of Licensed Technology and Licensed Patents is subject to the Granted License.

4.2Vuzix will own all right, title and interest in and to any Improvements that are conceived, generated, or first reduced to practice solely by Vuzix and any of its Affiliates’ employees, agents or contractors. Atomistic will own all right, title and interest in and to any Improvements that are conceived, generated, or first reduced to practice solely by Atomistic employees, agents or contractors, and such Improvements will be subject to the Granted License.

4.3Vuzix and Atomistic will Jointly Own all right, title and interest (including all Intellectual Property Rights) in and to (a) any Improvements that are jointly conceived, generated, or reduced to practice by Vuzix employees, agents or contractors, and Atomistic employees, agents or contractors during the Term as a result of the activities contemplated under this Agreement, subject to the Granted License in Jointly Owned Improvements (whether patented or unpatented); and (b) [**] regardless of whether it was jointly conceived, generated, or reduced to practice by Vuzix employees, agents or contractors, and Atomistic employees, agents or contractors during the Term or independently by Atomistic except that Vuzix shall own exclusively [**] (the “Design Elements”) and Atomistic will retain the right to use the Design Elements for its development with no restrictions or limitations, financial or otherwise. Should the Granted License be terminated according to Section 5.4 then Atomistic shall have a fully paid-up, royalty-free, irrevocable, perpetual and non-exclusive right to use and sublicense the Design Elements.

5.Term and Termination.

5.1Term. The term of this Agreement will commence as of the Effective Date and will continue (unless terminated sooner as set forth below) until the later of (i) twenty-five (25) years from the Effective Date, or (ii) the last Licensed Patent expires in every jurisdiction, at which point the licenses granted hereunder will be deemed fully paid-up, royalty-free, irrevocable, and perpetual and non-exclusive (the “Term”).

5.2Termination by Atomistic. Atomistic may terminate this Agreement upon written notice to Vuzix in the event that:

(a)Vuzix has failed to pay any amounts when due under Section 3, or as otherwise agreed in writing by the Companies, within thirty (30) days following receipt by Vuzix of written notice from Atomistic demanding the payment of such amount;

(b)Vuzix has failed to perform any other material obligation under this Agreement, and has failed to cure such non-performance within sixty (60) days following receipt by Vuzix of written notice from Atomistic specifying in reasonable detail the nature of such failure; or

(c)A voluntary agreement is approved, or an administration order is made, or a receiver or administrative receiver is appointed over any of Vuzix’s assets or undertaking or a resolution or petition to wind up Vuzix is passed or presented (other than for the purposes of a genuine scheme of solvent amalgamation or reconstruction) or if any circumstances arise which entitle the court or a creditor to appoint a receiver, administrative receiver or administrator or to present a winding-up petition or make a winding-up order or Vuzix ceases to carry on business; or if Vuzix suffers any event in a foreign jurisdiction analogous to or comparable with any of the foregoing.

5.3Termination by Vuzix. Vuzix may terminate this Agreement as follows:

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(a)if Atomistic has failed to perform any material obligation under this Agreement, and has failed to cure such non-performance within sixty (60) days following receipt by Atomistic of written notice from Vuzix specifying in reasonable detail the nature of such failure;

(b)if Atomistic, Atomistic UK, JS or JW fail to perform any material obligation under the Transaction Agreements that are not cured within any applicable cure periods in such agreements; or

(c)upon the death or Disability [**]

5.4Termination of Granted License. Atomistic may terminate the Granted License as follows:

(a)If Vuzix fails to make any payment when due under Section 3, or as otherwise agreed in writing by the Companies, within thirty (30) days following receipt by Vuzix of written notice from Atomistic demanding the payment of such amount;

(b)If Vuzix does not agree a Granted License Renewal for the Licensed Technology under Section 3.2, then Atomistic may terminate the Granted License effective on the July 1st (first day of July) immediately following the applicable June 30th (last day of June) contemplated by Section 3.2; or

(c)Vuzix breaches its obligations under Section 2 of the Stock Purchase Agreement, which breach is not cured within thirty (30) days following receipt by Vuzix of written notice under the Stock Purchase Agreement of such breach.

5.5Certain Effects of Termination.

(a)Vuzix will have no obligation to pay any amounts under Section 3 for any payments having a payment date that are after the effective date of a termination by Vuzix under Section 5.3; and

(b)If Atomistic terminates the Granted License under Section 5.4(b), Atomistic will pay Vuzix:

(i)[**] License Royalties according to the provisions set forth on Appendix A;

(ii)[**] royalty rate agreed to by the Companies of all Product Royalties according to the provisions set forth on Appendix A. If the Companies are unable to agree on the royalty rate in this Section 5.5(b)(ii), they will engage a third-party having expertise and knowledge of the royalty rates for sales of products such as those that are subject to the Product Royalties to set the applicable royalty rate and that third-party’s determination will be binding on the Companies which will split any fees incurred for the third-party; and

(iii)when Atomistic chooses to terminate its business operations associated with work in the Field, Vuzix will pay Atomistic within thirty (30) days of being notified of its actual, documented and necessary out-of-pocket costs to reduce or cease its and any Subsidiary operations and activities directly associated with work in the Field and to pay severance to terminated employees after such termination (assuming that such development efforts or the services of such employees do not resume whether as employees or contractors other than by those who remain that are required to manage

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the affairs of the business), which process must be completed within six (6) months after such a termination or such additional period of time necessary to comply with Applicable Law.

(c)If Atomistic terminates the Granted License under Section 5.4 then any sublicenses granted by Vuzix in connection with the exercise of Vuzix’s right to have made, have developed and have created derivative works will automatically and immediately terminate.

5.6Survival. Termination or expiration will not relieve Vuzix or Atomistic from any obligations accrued as of the date of such termination or expiration. The rights and obligations of Vuzix and Atomistic under Sections 3, 5.5(b)(iii), 5.6, 6.4, 7, 8, 9, 10 and 11, will survive termination or expiration of this Agreement. Upon expiration or termination of this Agreement by Atomistic, the Granted License will immediately terminate. The Granted License will survive termination by Vuzix under Section 5.3.

6.Warranties, Representations and Covenants.

6.1Representations and Warranties of the Parties. Each of the Parties severally and only with regard to themselves (for only this Section 6.1 each a “Warrantor”) represents, warrants and covenants that:

(a)Authority. Such Warrantor possesses all right, title, interest, and authority necessary to enter into this Agreement, perform its obligations hereunder and grant the rights embodied herein and that it is not aware of any legal impediment that would inhibit its ability to perform its obligations under this Agreement.

(b)No Conflicts. That the execution, delivery, and performance of this Agreement by such Warrantor does not: (i) conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which such Warrantor is a party or is otherwise bound; or (ii) require the consent of any person or entity (or if such consent is required, such Warrantor warrants that such consent has been sought and granted prior to the Effective Date).

(c)Anti-Corruption. That such Warrantor has not and will not:

(i)violate or violated any Anti-Corruption Laws; and

(ii)directly or indirectly made or make any offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value to any government official or any other person while knowing or having reason to know that all or a portion of such money, gift or thing of value will be offered, paid or given, directly or indirectly, to any government official, for the purpose of (1) improperly influencing an act or decision of the government official in his or her official capacity, (2) improperly inducing the government official to do or omit to do any act in violation of the lawful duty of such official, (3) securing an improper advantage, or (4) inducing the government official to use their influence to affect or influence any act or decision of a government or instrumentality, in order to assist that Warrantor or any of its affiliates in obtaining or retaining business. If a Warrantor learns or comes to have reason to know of any payment or transfer (or any offer or promise to pay or transfer) in connection with this Agreement that would violate Anti-Corruption Laws, it shall immediately disclose it to the other Warrantors.

6.2Representations and Warranties of Atomistic, JS and JW. Each of Atomistic, JS and JW represent, warrant and covenant severally and only with regard to themselves the following:

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(a)Compliance with Laws. Each of them will comply with all Applicable Laws.

(b)Ownership of and Right to Use Intellectual Property. There are no third party joint owners and Atomistic owns the entire right, title and interest in and to the Licensed Patents and Licensed Technology, free of any lien, contractual commitment or other encumbrance; and that no licenses have been issued by Atomistic, Atomistic UK, JS or JW to any other party to permit any third-party to make, have made, use, sell, offer to sell or import products containing the Licensed Patents, Licensed Technology or any Technology in the Field.

(c)No Claims. There have been no claims made against Atomistic, Atomistic UK, JS or JW asserting the invalidity, unenforceability, abuse or misuse of any of the Licensed Technology and Licensed Patents, and, to their knowledge, no grounds for any such claims exist. Neither Atomistic nor Atomistic UK, nor JS nor JW has made any claim of any violation or infringement or misappropriation by others of Atomistic’s rights in the Licensed Technology, or the Licensed Technology or Licensed Patents. Neither Atomistic nor Atomistic UK, nor JS nor JW has received any written notice that any of them is in conflict with or infringing upon the asserted rights of others in connection with the Licensed Technology, or the Licensed Technology or Licensed Patents.

(d)Third Party Intellectual Property. To the best of its knowledge, there are no patent or other Intellectual Property Rights owned or controlled by any third party that would prevent Vuzix from making, using, selling, offering for sale or importing the Licensed Products pursuant to this Agreement.

(e)No Conflicting Licenses. No licenses, non-assertions or covenants not to sue under the Licensed Technology or Licensed Patents, and no rights to make, have made, use, sell, offer for sale, promote or import products containing the Licensed Technology or Licensed Patents, have been or will be granted by any of them during the Term of this Agreement and as long as the Granted License has not been terminated under Section 5.4.

(f)No Receipt of Government Support. No research support was received from any government body relating to the research or development of the Licensed Technology or Licensed Patents.

6.3Representations and Warranties of Atomistic. Atomistic represents and warrants the following:

(a)Written Assignments. All employees, independent contractors, (including JS and JW) of Atomistic and Atomistic UK have or will execute and UK Atomistic has executed written assignments expressly assigning to Atomistic all right, title and interest to any and all intellectual property in the Field.

(b)Government Official. Unless disclosed to Vuzix in a separate written statement, none of its employees, directors, officers or principals is a government official with jurisdiction. Atomistic shall notify Vuzix in writing within ten (10) days if at any time during the term of this Agreement any of its employees, directors, officers or principals is named, appointed, or otherwise becomes a government official.

6.4Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS SECTION 6 (WARRANTIES), EACH OF ATOMISTIC, JS, JW AND VUZIX MAKE NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE.

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6.5Covenants.

(a)Restrictions. During the Term of this Agreement, as long as the Granted License has not been terminated under Section 5.2 or Section 5.4 and except for such use as is required for Atomistic to perform its obligations under this Agreement, Atomistic, JS and JW will not directly or indirectly:

(i)provide research, development or other services to any Person in the Field;

(ii) [**]

(iii)engage in research and development in the Field other than (1) in connection with this Agreement or (2) in and through Atomistic and Atomistic UK;

(iv)grant to any Person any license, covenant not to sue, non-assertion covenant or other right to or under any Licensed Technology, any Licensed Patent or Technology in the Field;

(v)[**]

(vi)sell, assign or transfer to any Person Licensed Technology, any Licensed Patent or Technology in the Field; and

(vii)make, have made, sell or offer any product, component or subassembly composed of or including any Licensed Technology and/or which would infringe the Intellectual Property Rights in the Field of Atomistic.

(b)Invention Assignments. Atomistic will have all former, existing, and new employees, independent contractors, including JS and JW, execute written assignments expressly assigning to Atomistic all right, title and interest to any and all Intellectual Property Rights that are (i) encompassed by the Licensed Technology and Licensed Patents and (ii) conceived, developed, invented, created, or reduced to practice in the Field during the term of their employment or relationship with Atomistic.

(c)Use of Third-Party Intellectual Property Rights. Atomistic and Atomistic UK shall not knowingly cause their respective employees and contractors to include, embed or incorporate into any Technology developed or licensed under this Agreement any Intellectual Property Rights owned or controlled by any third-party, including any open source technology, without Vuzix’s prior consent.

7.Patent Preparation, Filing, Prosecution, Maintenance, Marking and Indexing. Unless and until the Granted License is terminated:

7.1Responsibility. Atomistic is responsible for preparing, filing, prosecuting, and maintaining the Licensed Patents, including any interferences, oppositions, reissues or reexaminations (all such actions collectively, “Prosecution” or to “Prosecute”). Atomistic will provide Vuzix with any Prosecution-related filings at least 15 days in advance of filing, and keep Vuzix apprised of the status of Licensed Patents and Prosecution matters. Atomistic will prepare a patent prosecution plan and strategy with respect to Technology in the Field, which plan it will update and provide to Vuzix prior to filing any applications. If Vuzix desires for Atomistic to Prosecute corresponding foreign counterpart(s) of any Licensed Patent in any jurisdiction(s) in which Atomistic has not filed or has decided not to file such

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corresponding foreign counterpart(s), Atomistic will Prosecute the foreign counterpart(s) of the corresponding Licensed Patent in the jurisdiction(s) requested by Vuzix if, and only if, Vuzix pays Atomistic the out-of-pocket costs and expenses for Prosecuting the foreign counterpart(s) in such jurisdictions.

7.2Abandonment. If Atomistic desires to abandon any patent or patent application that is part of the Licensed Patents (an “Abandoned Patent”), it will provide reasonable written notice to Vuzix and provide Vuzix the opportunity, at Vuzix’s expense, to assume responsibility for preparing, filing, prosecuting, and maintaining such Abandoned Patent, and, in such case, Atomistic will assign all right, title and interest in and to such Abandoned Patent to Vuzix.

7.3Cooperation. Vuzix and Atomistic will cooperate in preparing, filing, prosecuting, and maintaining any patent applications and patents (including Jointly Owned Improvements) developed jointly by Vuzix and Atomistic during the Term of this Agreement.

7.4Patent Prosecution and Maintenance Costs. Atomistic will pay for all costs associated with procuring and maintaining any Licensed Patent other than those costs in Section 7.3, which Vuzix shall bear, and as contemplated by the last sentence of Section 7.1.

8.Infringement of Intellectual Property. Unless and until the Granted License is terminated:

8.1Notice; Enforcement Actions. If Atomistic becomes aware of any claim for infringement or threatened infringement of any of the Licensed Patents, then Atomistic will give written notice to Vuzix within thirty (30) days of becoming aware of such infringement or threat. Vuzix will have the right, but not the obligation, at its expense to request that Atomistic bring an enforcement action and take any other reasonable steps to enforce the Licensed Patents, which steps may include the negotiation of appropriate settlements and cross-licenses (which cross-licenses will be subject to the terms of this Agreement as a sub-license). Atomistic will have the right to approve any settlement, cross-license, or similar arrangement, such approval not to be unreasonably withheld or delayed. In deciding whether or not to bring an action or take other steps to defend, Vuzix will be entitled to consider strategic and financial factors that are critical to Vuzix’s business. Atomistic hereby agrees to be joined as a party to any such action. Atomistic may retain its own counsel at its own expense or may elect to be represented in the enforcement action by Vuzix’s counsel. If Vuzix does not initiate a response to any infringement claim within ninety (90) days after it has received written notice thereof, Atomistic may request that Vuzix commence an infringement action or other appropriate action or response. If Vuzix declines to do so or fails to respond to Atomistic’s request within sixty (60) days after receipt thereof, then Atomistic will have the right to undertake such action itself at its own expense. Vuzix will have the right to approve any settlement, cross-license, or similar arrangement, such approval not to be unreasonably withheld or delayed.

8.2Distribution of Amounts Paid. In any legal proceeding requested to be brought by Vuzix and funded solely by Vuzix, Vuzix will retain [**] of any proceeds and Vuzix will pay Atomistic [**] of any amounts recovered as a result of the proceeding. If a proceeding is brought by Atomistic and funded solely by Atomistic and the Granted License has not been terminated, Atomistic will retain [**] of any proceeds and Atomistic will pay Vuzix [**] of any amounts recovered as a result of the proceeding. Any direct costs borne by either Vuzix or Atomistic in bringing an action will be allocated between to Vuzix and Atomistic in proportion to their share of the recovery under this Section 8.2.

9.Indemnification.

9.1Atomistic Indemnification.

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(a)Indemnity. Atomistic will indemnify, defend and hold harmless Vuzix, its Affiliates, and their directors, officers, agents and employees (collectively, the “Vuzix Indemnified Parties”) from and against all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and any costs of settlement) incurred by the Vuzix Indemnified Parties resulting from or arising in connection with any claim, suit, action or proceeding brought by a third party (a “Third Party Claim”) brought against any such Vuzix Indemnified Party based on:

(i)a breach of any covenants, representations or warranties made by Atomistic hereunder;

(ii)any act or omission constituting recklessness, gross negligence or willful misconduct on the part of Atomistic.

(b)Limitations on Atomistic Indemnification. Atomistic will have no obligation to indemnify, defend or hold harmless the Vuzix Indemnified Parties in connection with any Third Party Claim to the extent such Third Party Claim is covered by Vuzix’s obligations under Section 9.2, or arises from: (i) a Vuzix Indemnified Party’s breach of any of Vuzix’s covenants, obligations, agreements, representations or warranties hereunder; or (ii) any act or omission constituting recklessness, negligence or willful misconduct on the part of any of the Vuzix Indemnified Parties.

9.2Vuzix Indemnification.

(a)Indemnity. Vuzix will indemnify, defend and hold harmless Atomistic, its Affiliates, and their directors, officers, agents and employees (collectively, the “Atomistic Indemnified Parties”) from and against all claims, demands, losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees and any costs of settlement) incurred by the Atomistic Indemnified Parties resulting from or arising in connection with a Third Party Claim brought against any such Atomistic Indemnified Party based on:

(i)a breach of any of any covenants, representations or warranties made by Vuzix hereunder;

(ii)any act or omission constituting recklessness, gross negligence or willful misconduct on the part of Vuzix.

(b)Limitations on Vuzix Indemnification. Vuzix will have no obligation to indemnify, defend or hold harmless the Atomistic Indemnified Parties in connection with any Third Party Claim to the extent such Third Party Claim is covered by Atomistic’s obligations under Section 9.1, or arises from: (i) an Atomistic Indemnified Party’s breach of any of Atomistic’s covenants, obligations, agreements, representations or warranties hereunder; or (ii) any act or omission constituting recklessness, gross negligence or willful misconduct on the part of any of the Atomistic Indemnified Parties.

9.3Indemnification Procedure.

(a)Notification and Cooperation. The party seeking indemnification hereunder (the “Indemnified Party”) will: (i) promptly notify in writing the party obligated to indemnify (the “Indemnifying Party”) of any claim, action or proceeding of a third party for which the Indemnified Party seeks indemnification; and (ii) cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any such claim, action or proceeding. The Indemnified Party’s failure to comply with its obligations under this Section 9.3 will not constitute a breach of this Agreement nor relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent, if any, that the

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Indemnifying Party’s defense or settlement of the affected claim, action or proceeding was actually and materially impaired thereby.

(b)Defense. The Indemnifying Party will conduct, at its own expense, the defense of any and all such claims, charges, suits or other actions by a third party, and the Indemnified Party may, at its own expense, assist in such defense if it so chooses, provided that the Indemnifying Party will control such defense and all negotiations relative to the settlement of any such claim. Notwithstanding the foregoing, either party may elect to assume the defense of any Third Party Claim against, as the case may be, the Atomistic Indemnified Parties or the Vuzix Indemnified Parties and such assuming party will reimburse the other party for all reasonable expenses (including reasonable attorneys’ fees which may include, without limitation, an allocation for in-house counsel) as such expenses are incurred, relating to the defense of such Third Party Claim. Neither party will settle or admit liability with respect to any such claims, charges, suits or other actions which could result in liability to the other party without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

10.Limitation of Liability.

10.1NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY, NOR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, WILL HAVE ANY LIABILITY TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF OPPORTUNITY, USE, REVENUE OR PROFIT, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH DAMAGES WERE FORESEEABLE, EXCEPT FOR ANY DAMAGES ARISING FROM BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT AND EXCEPT FOR ANY DAMAGES ARISING FROM BREACH OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS.

10.2No party to this Agreement excludes or limits their liability in respect of the death of, or personal injury caused to, any person by negligence or for fraudulent misrepresentation by such party or any other liability which by law such party to this Agreement can limit or exclude.

11.Confidentiality.

11.1Nondisclosure and Nonuse Obligations. During the Term of this Agreement, and thereafter following expiration or termination hereof, each party will maintain all Confidential Information of the other parties disclosed to it on or after June 4, 2021 in trust and confidence and will not disclose any Confidential Information of the other parties to any third party or use any Confidential Information of the other parties except to the extent required to enjoy its rights or comply with its obligations under this Agreement. Confidential Information will be disclosed only to employees, agents, Affiliates, and consultants who have a need for such information and who are bound by obligations of nondisclosure and non-use at least as restrictive as those set forth herein. Each party will be responsible for any disclosure or use of the Confidential Information by such employees, agents, Affiliates, and consultants. Each party will protect the other parties’ Confidential Information using not less than the same standard of care with which it treats its own Confidential Information, but at all times will use at least reasonable care.

11.2Exceptions. Confidential Information will not include any information which:

(a)is now, or lawfully becomes, generally known or available to the public through no fault of the recipient;

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(b)is known by the receiving party at the time of receiving such information without there having been a breach of any obligations of confidentiality by any person;

(c)is hereafter lawfully furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;

(d)is independently developed by the receiving party without any breach of this Section 11 as evidenced by its written records; or

(e)is the subject of a written permission to disclose provided by the disclosing party.

11.3Authorized Disclosure. Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information of another party if such disclosure is required: (a) by an order of a court or other governmental body, or any political subdivision thereof or arbitral panel with jurisdiction over the disclosing party; or (b) by Applicable Laws or regulation (including, without limitation, to comply with any applicable stock exchange disclosure requirements), but only to the extent that any such disclosure is necessary. With respect to any order of a court or other governmental body, the disclosing party will first have given written notice to the other party hereto, will have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued and will cooperate with the other party to minimize the scope and content of such disclosure. With respect to disclosure required by Applicable Laws or regulations (including, without limitation, any applicable stock exchange disclosure requirements), the disclosing party will first give written notice to the other party hereto and will, to the extent practicable, allow the other party sufficient time to comment on the content of such disclosure and will consult with the other party with respect to the comments of such other party.

11.4Obligations at End of Term. Each party agrees, at the request of any other party, upon the expiration or termination of this Agreement under Section 5.2 or Section 5.3, to destroy all originals and copies of the other party’s Confidential Information and to certify in writing such destruction to the other party; provided, however (a) that the receiving party may keep one copy of the other party’s Confidential Information in a secure location, solely for purposes of enforcing and determining such party’s rights and obligations under this Agreement and (b) in the event of a termination under Section 5.3 Vuzix may retain the Company’s Confidential Information to exercise its rights under the Granted License.

11.5Injunctive Relief. The Parties agree that any breach of the restrictions contained in Section 11 may cause irreparable harm to the non-breaching party entitling the non-breaching party to seek injunctive or other preliminary relief in addition to all other legal remedies.

12.Publicity. All publicity, press releases and other announcements regarding this Agreement or the transactions contemplated hereby will be reviewed in advance by, and subject to the written approval of the Companies; provided, however, that either Vuzix or Atomistic may, without the written consent of the other, disclose the terms of this Agreement insofar as required to comply with Applicable Laws (including, without limitation, any applicable stock exchange disclosure requirements). The disclosing party will consult with the other with respect to the comments of the other and the Companies will cooperate to minimize the scope and content of such disclosure.

13.Miscellaneous.

13.1Bankruptcy. The Granted License for all purposes of Section 365(n) of Title XI of the United States Code (“Title XI”), are licenses of rights to intellectual property as defined in Title XI. During the Term of this Agreement, Atomistic will create and maintain current copies to the extent

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practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against Atomistic under Title XI, Vuzix will be entitled to a copy of any and all such intellectual property, and the same, if not in the possession of Vuzix, will be promptly delivered to it (a) upon Vuzix’s written request following the commencement of such bankruptcy proceeding, unless Atomistic, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under Section 13.1(a) above, upon Vuzix’s request following the rejection of this Agreement by or on behalf of Atomistic. If Vuzix has taken possession of all applicable embodiments of the intellectual property of Atomistic pursuant to this Section 13.1 and the trustee in bankruptcy of Atomistic does not reject this Agreement, Vuzix will return such embodiments upon request. If Atomistic seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), Vuzix hereby elects pursuant to Section 365(n) to retain all rights granted to Vuzix under this Agreement to the extent permitted by law.

13.2Notices. All notices required or permitted hereunder will be given in writing to the following addresses and will be deemed given (a) when received if sent by an internationally recognized express courier service, or (b) on the date sent by email if sent during normal business hours of the recipient or on the next business day if sent outside of normal business hours of the recipient:

To Atomistic:	Atomistic SAS
3 Boulevard de Belfort
59000 Lille
France
Attn: Jonathan Sachs
Email: [**]

To JS:	Jonathan Sachs
[**]

To JW:	Jerry Woodall
[**]

To Vuzix:	Vuzix Corporation
25 Hendrix Road
West Henrietta, New York 14586
Attn: Legal Department
Email: legal@vuzix.com

Copy to:	Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
Attn: Thomas R. Anderson, Esq.
Email: tanderson@hselaw.com

13.3Captions and Section References. The titles, headings or captions in this Agreement do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore will not be considered in the interpretations, construction or application of this Agreement.

13.4Severability. If any term or provision of this Agreement will be found to be invalid, illegal or otherwise unenforceable, such finding will not affect the other terms or provisions of this Agreement, or the whole of this Agreement, but such term or provision will be deemed modified to the

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extent necessary to render such term or provision enforceable, and the rights and obligations of the Parties will be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the Parties set forth in this Agreement.

13.5Amendment. No amendment, change or modification of any of the terms, provisions or conditions of this Agreement will be effective unless made in a writing that expressly references this Agreement and is signed on behalf of the Parties hereto by their duly authorized representatives.

13.6Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such or other term, provision or condition of this Agreement.

13.7Force Majeure. No party will be liable hereunder to the other party nor will be in breach for failure to perform its obligations caused by circumstances beyond the control of the party, including, but not limited to: acts of nature; fires; earthquakes; floods; riots; wars; civil disturbances; sabotage; accidents; shortages or government actions. In the case of any such event, the affected party will promptly notify the other parties, and will keep the other parties informed of the event in writing specifying the extent to which its performance will likely be affected. The party affected will exert reasonable diligent efforts to eliminate, cure or overcome any such cause and resume performance as soon as practicable.

13.8Benefits and Binding Nature of Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns permitted under this Agreement.

13.9Assignment; Change in Control. The rights under this Agreement may not be assigned by the Companies (the “Assigning Party”) without the written consent of the other except (a) to any Affiliate of the Assigning Party or (b) to any party which acquires substantially all of the assets and business of the Assigning Party to which this Agreement pertains; provided that, in the event of any such permitted assignment, the Assigning Party will remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment and that, in the case of an acquisition of a controlling interest in Atomistic, the acquirer of such a controlling interest will assume responsibility for fulfilling Atomistic’s obligations under this Agreement.

13.10Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes and terminates all previous agreements, memoranda or letters of proposal or intent between the Parties hereto in connection with the subject matter hereof entered into prior to the Effective Date.

13.11Governing Law and Forum. This Agreement and all claims related to it, its execution or the performance of the Parties under it, will be construed and governed in all respects according to the laws of the State of New York. The Parties agree that all actions or proceedings arising in connection with this Agreement will be tried and litigated exclusively in the courts located in the Western District of New York. This choice of venue is intended by the Parties to be mandatory and not permissive in nature, and to preclude the possibility of litigation between the Parties with respect to, or arising out of, this Agreement in any jurisdiction other than that specified in this Section 13.11. Each party consents to the jurisdiction of such courts and waives any right it may have to challenge the jurisdiction of such court under the law of any jurisdiction, including asserting the doctrine of forum non-conveniens or similar doctrine under any law, or to object to venue with respect to any proceeding brought in accordance with this Section 13.11 on any grounds or any law.

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13.12Dispute Resolution. If any dispute arises between the Parties with respect to the interpretation or breach of this Agreement, any party may notify the others of the dispute in writing and the Parties will attempt to resolve the dispute through discussions. If such Parties are unable to resolve the dispute within thirty (30) days after the date written notice of the dispute is delivered, any party may seek such other remedy, at law or in equity, as it may deem necessary or appropriate.

13.13Counterparts. This Agreement may be executed in counterparts and signed electronically by means of a reliable identification process implemented by DocuSign® (www.docusign.com). For purposes hereof, a facsimile or scanned copy of this Agreement, including the signature page hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties will deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

13.14Duty to Comply. The Parties shall in the performance of this Agreement comply with all Applicable Laws, executive orders, regulations, ordinances, rules, proclamations, demands, and requisitions of all applicable state, local, national, or other governmental authority which may now or hereafter govern performance hereunder including, without limitation, all laws, executive orders, regulations, ordinances, rules, and proclamations.

13.15U. S. Export Control. Neither Vuzix or Atomistic will use, distribute, transfer or transmit any Licensed Products or technical information (even if incorporated into other products) provided under this Agreement except in compliance with relevant export laws and regulations (the “Export Laws”). Neither Vuzix or Atomistic will, directly or indirectly, export or re-export the Licensed Products to any country, or to a national of any country that is in the then current list of prohibited countries specified in the applicable Export Laws. The obligations stated above in this clause will survive the expiration, cancellation or termination of this Agreement or any other related agreement.

13.16Conflict Minerals. Atomistic agrees to comply with and follow policies relating to Conflict Minerals, in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. In the event these policies require disclosure of party’s business relationship for compliance, then any applicable confidentiality obligations set forth in this or any other agreement are expressly waived with respect to such disclosures.

13.17Language. All correspondence between the Parties shall be conducted in English.

13.18Independent Manufacturing and Design. Atomistic hereby acknowledges that Vuzix engages in independent and concurrent manufacturing and design relating to electronics, optics, displays, computers, software and related matters. This Agreement and any disclosures hereunder shall not limit such manufacturing, designing, licensing and selling activities involving technology or ideas similar in nature to that disclosed by Atomistic, Atomistic UK, JS and JW hereunder or prevent Vuzix from undertaking similar efforts or discussions with third parties, including competitors of Atomistic, provided that Vuzix complies with the obligations of confidentiality in this Agreement and does not misappropriate the Confidential Information of Atomistic or any of its subsidiaries. Except as specifically set forth in Section 6.5(a) and otherwise under this Agreement, this Agreement and any disclosures hereunder shall not limit the manufacturing, designing, licensing and selling activities of Atomistic or Atomistic UK involving technology or ideas similar in nature to that disclosed by Vuzix hereunder or prevent Atomistic or Atomistic UK from undertaking similar efforts or discussions with third parties, including competitors of Vuzix, provided that Atomistic or Atomistic UK comply with the obligations of exclusivity and confidentiality in this Agreement and do not misappropriate the Confidential Information of Vuzix.

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13.19Independent Contractors. The Companies are independent contractors. Nothing in this Agreement is intended to establish or authorize either party as an agent, partner, legal representative, joint venture, franchisee, employee, or servant of the other for any purpose. Neither of the Companies nor any of their employees are entitled to participate in any of the other’s benefit plans, including but not limited to stock option plans, stock participation plans, profit sharing, retirement or pension plan contributions or savings or medical plans. Neither of the Companies will make any contract, agreement, warranty, or representation on behalf of the other, or incur any debt or other obligation in the name of the other, or act in any manner that has the effect of making one of the Companies the apparent agent of the other. Neither of the Companies will assume liability for, or be deemed liable as a result of, any such action by the other. Neither Atomistic or Vuzix will be liable by reason of any act or omission of the other in the conduct of its business or for any resulting claim or judgment.

13.20No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons except as otherwise provided in this Agreement.

13.21Former License Agreement. The Companies and the Founders entered into a development and license agreement dated May 12th, 2022 (the “Former License Agreement”). The Companies and the Founders agree to definitively and irrevocably terminate the Former License Agreement in all its provisions with immediate effect, automatically and without any formalities, as the date of execution of this Agreement. The Companies and each Founder confirm that it/they has/have no outstanding claims against the Companies, any Subsidiary, any of their directors, officers, employees or consultants, each Founder and/or any other party in connection therewith.

[Signatures on next page.]

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IN WITNESS WHEREOF, the Companies, and as limited for JS and JW to Sections 1, 6.1, 6.2, 6.5(a), 10, 11 and 13 as listed in the preamble and on this signature page, have caused this Agreement to be executed as of the Effective Date.

Atomistic SAS

By:

Name:	Jonathan Sachs

Title:	President

Jonathan Sachs only with regard to Sections 1, 6.1, 6.2, 6.5(a), 10, 11 and 13.

Jerry Woodall only with regard to Sections 1, 6.1, 6.2, 6.5(a), 10, 11 and 13.

Vuzix Corporation

By:

Name:	Paul Travers

Title:	President & CEO

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APPENDIX A

Royalty Provisions

[**]

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